Exhibit 99.1

VAALCO Energy, Inc.

4600 Post Oak Place, Suite 309

Houston, Texas 77027

Tel: (713) 623-0801

Fax: (713) 623-0982

VAALCO ENERGY, INC. AUTHORIZES

STOCK BUY BACK PROGRAM AND

ADOPTS STOCKHOLDER RIGHTS PLAN

HOUSTON, TEXAS - September 14, 2007 - VAALCO Energy, Inc. [NYSE: EGY] (the “Company”) today announced that its Board of Directors has authorized the purchase of up to $20 million of the Company’s common stock and has adopted a Stockholder Rights Plan (the “Plan”).

The Stock Buy-Back Program

Pursuant to the Company’s common stock buy-back program, shares of common stock will be purchased on the open market or through privately negotiated transactions from time-to-time during the 12 month period following the board’s authorization. Under the authorization, the timing and amount of purchases would be based upon market conditions, securities law limitations and other factors. The stock buy-back program does not obligate the Company to acquire any specific number of shares in any period, and may be modified, suspended, extended or discontinued at any time without prior notice. The Company currently has outstanding 60.3 million diluted average shares of common stock.

Robert Gerry, III, Chairman and CEO of VAALCO, commented “by instituting this share repurchase program, the Company is affirming its confidence and optimism for its future plans, as well as its commitment to shareholder value. The Company’s strong balance sheet and good cash flow allows it to take advantage of the current share price opportunity while at the same time continuing to pursue attractive growth options. We believe that the repurchase of our shares will be an attractive investment for the Company and for its shareholders.”

The Shareholders Rights Plan

The Plan creates a dividend of one right for each outstanding share of the Company’s Common Stock. The rights are represented by and traded with the Company’s Common Stock. Initially, there will be no separate certificates or market for the rights.

The rights do not separate from the Common Stock unless one or both of the following conditions are met: a public announcement that a person has acquired 15% or more of the Common Stock of the Company, or a tender or exchange offer is made which, if completed, would result in the bidder beneficially owning 15% or more of the Common Stock of the Company.

Should either of the aforementioned conditions be met and the rights become exercisable, each right will entitle the holder thereof to buy 1/1,000th of a share of the Company’s Series B Preferred Stock at an exercise price of $20.00. Each fractional share of the Series B Preferred Stock will essentially be the economic equivalent of one share of Common Stock.

Under certain circumstances the rights entitle the holders to buy the Company’s stock at a 50% discount. In the event that (1) the Company is the surviving corporation in a merger or other business combination with an entity that owns 15% or more of the Company’s outstanding stock; (2) any person shall acquire beneficial ownership of 15% of the Company’s outstanding stock; or (3) there is any type of recapitalization of the Company that results in an increase by more than 1% the proportionate share of equity securities of the Company owned by a person who owns 15% or more of the Company’s outstanding stock, each right holder will have the option to buy for the purchase price Common Stock of the Company having a value equal to two times the purchase price of the right.

Under certain circumstances the rights entitle the holders to buy shares of the acquiror’s Common Stock at a 50% discount. In the event that, at any time after a person has acquired 15% or more of the Company’s Common Stock, (1) the Company enters into a merger or other business combination transaction in which the Company is not the surviving corporation; (2) the Company is the surviving corporation in a transaction in which all or part of the Common Stock is exchanged for cash, property or securities of any other person; or (3) more than 50% of the assets, cash flow or earning power of the Company is sold, each right holder will have the option to buy for the purchase price stock of the acquiring company having a value equal to two times the purchase price of the right.

The rights may be redeemed by the Company for $0.001 per right at any time until the first public announcement of the acquisition of beneficial ownership of 15% of the Company’s Common Stock.

The plan being adopted is intended to enable all stockholders to realize the long-term value of their investment in the Company by protecting them in the event of an unfair or coercive takeover attempt.

The distribution of the rights will be made to stockholders of record as of September 28, 2007. Stockholders of record will receive a separate mailing describing the Plan and a copy of the Plan containing all the provisions of the new rights will be filed with the Securities and Exchange Commission by September 19, 2007. The Company’s Plan is similar to those adopted by many other companies.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration of oil and natural gas properties with high emphasis on international opportunities. The Company’s properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability, goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/A for the year ended December 31, 2006 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

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